Exhibit 4.3

GCT SEMICONDUCTOR, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

November 30, 2007

i

3.4.	Amendments and Waivers	21
3.5.	Severability	22
3.6.	Titles and Subtitles	22
3.7.	Governing Law	22
3.8.	Expenses	22
3.9.	Confidentiality	22
3.10.	Further Assurances	22
3.11.	Aggregation of Stock	23
3.12.	Other Activities of the Investors	23
3.13.	Additional Investors	23
3.14.	Counterparts	23

Schedule A	Schedule of Series B Investors
Schedule B	Schedule of Series C Investors
Schedule C	Schedule of Series D Investors
Schedule D	Schedule of Series E Investors
Schedule E	Schedule of Series F Investors

ii

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 30th day of November, 2007, by and among GCT Semiconductor, Inc., a Delaware corporation (the “Company”), Kyeong Ho Lee (the “Founder”), the investors listed on Schedule A hereto (each of which is herein referred to as a “Series B Investor”), the investors listed on Schedule B hereto (each of which is herein referred to as a “Series C Investor”), the investors listed on Schedule C hereto (each of which is herein referred to as a “Series D Investor”), the investors listed on Schedule D hereto (each of which is herein referred to as a “Series E Investor”) and the investors listed on Schedule E hereto (each of which is herein referred to as a “Series F Investor” and together with the Series B Investors, the Series C Investors, the Series D Investors and the Series E Investors, the “Investors”).

RECITALS

WHEREAS, the Series B Investors, the Series C Investors, the Series D Investors and the Series E Investors possess registration rights, information rights, rights of first offer and other rights pursuant to that certain Amended and Restated Investors’ Rights Agreement, dated as of June 7, 2006, by and among the Company, the Founder, the Series B Investors, the Series C Investors, the Series D Investors and the Series E Investors (the “Prior Agreement”);

WHEREAS, the Company proposes to enter into a Series F Preferred Stock Purchase Agreement to be dated the date hereof (the “Series F Agreement”) with the Series F Investors pursuant to which the Series F Investors are purchasing shares of the Company’s Series F Preferred Stock and warrants to purchase shares of the Company’s Series F Preferred Stock;

WHEREAS, in order to induce the Series F Investors to invest funds in the Company pursuant to the Series F Agreement, the Series B Investors, the Series C Investors, the Series D Investors and the Series E Investors hereby agree to waive their rights under the Prior Agreement; and

WHEREAS, the Company, the Series B Investors, the Series C Investors, the Series D Investors and the Series E Investors agree to enter into this Agreement in order to amend and restate the Prior Agreement in its entirety, and the Series B Investors, the Series C Investors, the Series D Investors, the Series E Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of the Common Stock of the Company issued or issuable to the Investors and certain other matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Series B Investors, the Series C Investors, the Series D Investors and the Series E Investors hereby agree that the Prior

Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1.     Registration Rights. The Company covenants and agrees as follows:

1.1.    Definitions. For purposes of this Section 1:

(a)        The term “Closing” shall mean the date of this Agreement.

(b)        The term “Common Stock” shall mean the Company’s common stock.

(c)        The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d)        The term “Financial Investor” means each of the investors designated as a Financial Investor on Schedule B hereto.

(e)        The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)        The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

(g)        The term “Preferred Stock” means the Company’s Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

(h)        The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i)        The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock, the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, (ii) any Common Stock now held or acquired hereafter by the Investors and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clauses (i) and (ii) of this subsection 1.1(i), excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person’s rights under this Section 1 are not assigned.

(j)        The term “Registrable Securities then outstanding” means the number of shares of Common Stock outstanding which are Registrable Securities plus the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are Registrable Securities upon exercise or conversion.

(k)        The term “SEC” means the Securities and Exchange Commission.

(l)         The term “Securities Act” means the Securities Act of 1933, as amended.

(m)        The term “Series B Preferred Stock” means the Company’s Series B Preferred Stock.

(n)        The term “Series C Preferred Stock” means the Company’s Series C Preferred Stock.

(o)        The term “Series D Preferred Stock” means the Company’s Series D Preferred Stock.

(p)        The term “Series E Preferred Stock” means the Company’s Series E Preferred Stock.

(q)        The term “Series F Preferred Stock” means the Company’s Series F Preferred Stock.

1.2.    Request for Registration.

(a)         If the Company shall receive, at any time after the earlier of (i) the third anniversary of the date hereof or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a transaction effected pursuant to Rule 145 promulgated by the SEC under the Securities Act), a written request from the Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding and held by (I) the Series C Investors, (II) the Series D Investors, (III) the Series E Investors, or (IV) the Series F Investors, stating that the Company file a registration statement under the Securities Act covering the registration of the Registrable Securities having an anticipated aggregate offering price to the public of at least $15,000,000 (net of underwriting discounts and commissions), then the Company shall:

(A)         within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

(B)         effect as soon as practicable, and in any event within sixty (60) days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.1.

(b)         If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed to by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of shares of capital stock of the Company to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of capital stock of the Company that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company desired to be registered by each such Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other shares of capital stock of the Company are first entirely excluded from the underwriting.

(c)         Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period and provided further, however, that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

(d)         In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(A)         After the Company has effected three (3) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(B)         During the period starting with the date thirty (30) days prior to the Company’s good-faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days (in the case of an initial public offering) or ninety (90) days (in the case of an offering other than an initial public offering) after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(C)         If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

1.3.     Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder, given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.1, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. In the event the number of shares that may be registered is limited pursuant to Section 1.8, the Company shall not cause to be registered shares other than Registrable Securities in such registration without the consent of at least two-thirds of the Holders of Registrable Securities.

1.4.     Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)         Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains from selling any Registrable Securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company, and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

(b)         Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)         Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)         Use its best efforts to register and qualify the Registrable Securities covered by such registration statement under such other securities or Blue-Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)         In the event of any underwritten public offering, the Company shall enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such agreement.

(f)         Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

(g)         Cause all such Registrable Securities registered pursuant to this Section 1 to be listed and quoted on each securities exchange or over-the-counter market on which similar securities issued by the Company are then listed.

(h)         Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Section 1 and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)         Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such Registrable Securities are being sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.5.     Furnish Information.     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company in writing such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities and any other information with respect to such Holder as the Company may reasonably require to effect the registration of such Holder’s Registrable Securities.

1.6.     Expenses of Demand Registration.     All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the fees and disbursements of one counsel for the selling Holders (selected by the Holders of a majority of the Registrable Securities included in such registration) not to exceed $25,000 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal the Holders have learned of a material adverse change in the business, results of operations, condition (financial or otherwise) or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

1.7.     Expenses of Company Registration.     The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders (selected by the Holders of a majority of the Registrable Securities included in such registration) not to exceed

$25,000, but excluding underwriting discounts and commissions relating to Registrable Securities.

1.8.     Underwriting Requirements.     In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities in which case the number of shares held by the Holders and any other stockholders proposed to be included in the offering may be reduced to zero if the underwriters make the determination described above and no other stockholder’s securities are included or (ii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9.     Delay of Registration.     No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10.     Indemnification.     In the event that any Registrable Securities are included in a registration statement under this Section 1:

  (a)         To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, directors and officers of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions, violations or allegations thereof (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder (or the partner, director or officer of such Holder), underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder (or the partner, director or officer of such Holder), underwriter or controlling person.

(b)         To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

(c)         Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d)         If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)         Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)         The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11.    Reports Under the Securities and Exchange Acts.     With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)         make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b)         take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c)         file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d)         furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, or a successor rule (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12.    Form S-3 Registration.     In case the Company shall receive from any Holder or Holders holding at least 10% of the Registrable Securities then outstanding and held by (i) the Series C Investors, (ii) the Series D Investors, (iii) the Series E Investors or (iv) the Series F Investors a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)         promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)         as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.12 (i) if Form S-3 (or a successor form) is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $2,500,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12)-month period; (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (v) if the Company has, within a twelve (12)-month period preceding such request, already effected two registrations on Form S-3 for the holders pursuant to this Section 1.12.

(c)         Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this Section 1.12, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder (selected by Holders of a majority of the Registrable Securities included in such registration) but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Section 1.2 or 1.3, respectively.

1.13.     Assignment of Registration Rights.     The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee who (i) is an ancestor, descendant, sibling or spouse of a Holder, (ii) for a Holder that is an entity, is a parent entity, a wholly owned subsidiary or an affiliated entity, as affiliate is defined in Section 15 of the Securities Act or Section 20 of the Exchange Act, (iii) for a Holder that is a limited partnership, is its general or limited partner or another limited partnership with the same investment advisor or manager, or (iv) acquires at least 500,000 shares of Registrable Securities (as adjusted for stock splits, reverse stock splits, reorganizations, recapitalizations, or similar events after the date hereof) of such securities, provided that (a) the Company is promptly after such transfer furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

1.14.     Limitations on Subsequent Registration Rights.     From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities held by the Series C Investors and without the prior written consent of the Holders of a majority of the outstanding Registrable Securities held by the Series D Investors (each voting as a separate class), enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred eighty (180) days of the effective date of any registration effected pursuant to Section 1.2.

1.15.      “Market Stand-Off” Agreement.     Each Investor hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

(a)         such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

(b)         all officers and directors of the Company, all other persons with registration rights (whether or not pursuant to this Agreement) and all securityholders holding more than 1% of the Company’s capital stock (including options, warrants or other rights to acquire capital stock of the Company) outstanding on a fully diluted basis enter into similar agreements; and

(c)         such market stand-off time period shall not exceed one hundred eighty (180) days.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, if: (x) during the last seventeen (17) days of the 180-day lock-up period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of the 180-day lock-up period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the 180-day lock-up period, the restrictions described above shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Notwithstanding the foregoing, should any of the persons described in Section 1.15(b) above be released early from their market stand-off agreement such that they may directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) all or a portion of their securities of the Company, then the Investors shall likewise be released early from the restrictions of this Section 1.15 and shall be able to sell, transfer or dispose of an equal percentage of Registrable Securities held by such Investor as those persons selling prior to the end of the market stand-off period.

The obligations described in this Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

1.16.    Termination of Registration Rights.

(a)        No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the initial firm commitment underwritten offering of its securities to the general public.

(b)        In addition, the right of any Holder to request registration or inclusion in any registration pursuant to Section 1.3 or Section 1.12 shall terminate on the closing of the first registered public offering of Common Stock initiated by the Company if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period, or on such date after the closing of the first Company-initiated registered public offering of Common Stock of the Company that all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period; provided, however, that the provisions of this Section 1.16(b) shall not apply to any Holder who owns more than one percent (1%) of the Company’s outstanding stock until such time as such Holder owns less than one percent (1%) of the outstanding stock of the Company.

2.    Covenants of the Company.

2.1.    Delivery of Annual Financial Statements. The Company shall deliver to each of the Investors holding at least 500,000 shares of the Company’s capital stock (on an as converted basis and as adjusted for stock dividends, splits, combinations or the like) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

2.2.    Delivery of Other Financial Statements.    The Company shall deliver to each Financial Investor and each Investor holding at least 1,000,000 shares of the Company’s capital stock (on an as-converted basis and as adjusted for stock dividends, splits, combinations or the like):

(a)        within thirty (30) days of the end of each month, an unaudited income statement and schedule as to sources and application of funds and an unaudited balance sheet for and as of the end of such month, in reasonable detail;

(b)        as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement and schedule setting forth the sources and application of funds for such fiscal quarter (which shall include management’s analysis of results for such quarter) and an unaudited balance sheet as of the end of such fiscal quarter;

(c)        within at least thirty (30) days prior to the beginning of each fiscal year, an annual budget segmented on a monthly basis;

(d)        with respect to the financial statements called for in subsections (a) and (b) of this Section 2.2, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(e) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of this Section 2.2 to provide information which it deems in good faith to be a trade secret or similar confidential information.

2.3.    Inspection.    The Company shall permit each Financial Investor and each Investor then holding at least 1,000,000 shares of the Company’s capital stock (on an as converted basis and as adjusted for stock dividends, splits, combinations or the like) and their representatives upon reasonable notice and, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers (including the use of an auditor in such inspection and discussion), all at such reasonable times during ordinary business hours as may be requested in writing by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.3 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.4.    Termination of Information and Inspection Covenants.     The covenants set forth in subsections 2.2(b), (c) and (e) and Section 2.3 shall terminate as to Investors and be of no further force or effect upon the earliest of (i) the consummation of a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the

Securities Act pursuant to a registration statement on Form S-1, (ii) the date the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act or (iii) an acquisition of or sale of the Company.

2.5.    Right of First Offer.     Subject to the terms and conditions specified in this Section 2.5, the Company hereby grants to each Investor then holding at least 500,000 shares of the Company’s capital stock (on an as converted basis and as adjusted for stock dividends, splits, combinations or the like) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.5, an “Investor” shall include any general partner or affiliate of an Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:

(a)        The Company shall deliver a notice by certified mail (“Notice”) to the Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b)        Within twenty (20) calendar days after receipt of the Notice, each Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock then held, by such Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock then held, by all the Investors. The Company shall promptly, in writing, inform each Investor which purchases all the shares available to it (“Fully-Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10)-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares not subscribed for by the Investors which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

(c)        If all Shares which Investors are entitled to obtain pursuant to subsection 2.5(b) are not elected to be obtained as provided in subsection 2.5(b) hereof, the Company may, during the thirty (30)-day period following the expiration of the period provided in subsection 2.5(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right of first offer provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

(d)        The right of first offer in this Section 2.5 shall not be applicable to (i) options and shares of capital stock granted or sold to employees, directors and consultants pursuant to plans or agreements approved by the Board of Directors, (ii) shares of capital stock issued in connection with an acquisition, business combination, merger, asset purchase, other reorganization or similar transaction, (iii) shares of capital stock issued in connection with any stock split, stock dividend or recapitalization of the Company, (iv) shares of capital stock issued in connection with corporate or strategic relationships, joint development, distribution or similar agreements or comprehensive marketing and technology-sharing arrangements approved by the Series C Investors, including each representative of the Financial Investors, (v) shares of capital stock issued in connection with warrants outstanding as of the date hereof to purchase shares of Common Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock or (vi) shares of Common Stock issued in connection with the conversion of Preferred Stock of the Company.

(e)        The right of first offer set forth in this Section 2.5 may not be assigned or transferred, except that (i) such right is assignable by each Holder to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such Holder, (ii) such right is assignable between and among any of the Holders and (iii) such right may be assigned to a transferee of 1,000,000 Registrable Securities, provided such transferee agrees to be bound by all of the terms and conditions of this Agreement.

2.6.    Compliance with Laws.    The Company shall duly observe and conform to all valid requirements of governmental authorities relating to the conduct of their businesses or to its property or assets, including requirements under the Employee Retirement Income Security Act of 1974 and the Foreign Corrupt Practices Act of 1977, as amended.

2.7.    Property Insurance.    The Company will keep its assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage, and explosion insurance in amounts customary for companies in similar businesses similarly situated; and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards, risks, and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

2.8.    Taxes.    The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property, or business of the Company; provided, however, that any such tax, assessment, charge, or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereof; and provided, further, that in the event such tax or payment is unpaid and deemed necessary to be paid, the Company shall make such payment within a reasonable period of time following such determination. The Company will not take any action that either impairs or limits the use of the Company’s net operating losses.

2.9.    Intellectual Property.     The Company shall maintain in full force and effect its rights to use patents, processes, licenses, trademarks, trade names, or copyrights owned or possessed by it and deemed by the Company to be necessary to the conduct of its business as currently conducted and as currently proposed to be conducted. The Company shall require that all employees, consultants or other service providers that assign intellectual property to the Company or its affiliates in connection with the filing of a patent by the Company or its affiliates shall execute a Remuneration Confirmation in the form previously provided to special counsel to the Investors and shall take all other steps required by its existing Patent Remuneration Policy and Korean law regarding the assignment of intellectual property by employees, consultants or other service providers.

2.10.     Changes and Events.    The Company will notify each Investor then holding at least 2,000,000 shares of the Company’s capital stock (on an as converted basis and as adjusted for stock dividends, splits, combinations or the like), in writing, of each suit or proceeding commenced or threatened against the Company which if adversely determined, would result in a material adverse change in the conditions or business, financial or otherwise, of the Company. The Company will notify such Investor in writing of any event of default under any material agreement which would result in a material adverse change in the conditions or business, financial or otherwise, of the Company. The Company will notify such Investor in writing of any corporate event which would result in a material adverse change in the conditions or business, financial or otherwise, of the Company.

2.11.     Engagement of Financial Advisor.     On or after November 4, 2006, at the request of a majority of holders of the shares of Series C Preferred Stock held by the Financial Investors, the Company shall engage a financial advisor of national standing and reputation to assist the Company in arranging a merger of the Company or sale of the Company’s assets and the Company will actively pursue and use its best efforts to effect such sale.

2.12.     Proprietary Information and Inventions Agreements.     The Company will cause each person now or hereafter employed by it or any subsidiary with access to confidential information relating to the Company or any of its subsidiaries to enter into a proprietary information and inventions agreement substantially in the form approved by the Board of Directors.

2.13.     Future Option Grants.     Unless otherwise agreed to by the Compensation Committee of the Board of Directors, the right to exercise options granted under the Company’s stock option plan or other approved plans after the date hereof will vest, and the Company’s repurchase rights with respect to shares granted under such stock option plan or other approved plans shall lapse, until the option holder’s employment with or service to the Company terminates, over a four (4) year period on terms no more favorable than twenty-five percent (25%) on the first anniversary of the grant date with the remaining seventy-five percent (75%)

vesting monthly on a pro rata basis over thirty-six (36) months, so as to be fully vested at the expiration of four (4) years.

2.14.     Data Base Installation.     The Company shall install device layout and schematic data bases for the production of any of the Company’s future products at the Company’s offices at 2121 Ringwood Avenue, San Jose, California.

2.15.     Board Member Expenses.     The Company shall reimburse each member of the Company’s Board of Directors for the reasonable and documented travel expenses of such Board member in connection with each meeting of the Company’s Board of Directors attended by such member.

2.16.     Approval of the Financial Investors.     In addition to the required stockholder approvals as set forth in the Company’s Amended and Restated Certificate of Incorporation, for so long as the Financial Investors hold a majority of the Series C Preferred Stock issued to the Financial Investors as of the date hereof, the following actions by the Company shall require obtaining the prior written consent of the holders of a majority of the shares of Series C Preferred Stock held by the Financial Investors as of the date of such action (which consent shall not be unreasonably withheld by the Financial Investors):

(a)          a merger or consolidation of the Company or the sale of all or substantially all of the assets of the Company;

(b)         an acquisition by the Company;

(c)         the liquidation, recapitalization or reorganization of the Company;

(d)          the issuance of any equity security senior to or on parity with the Series C Preferred Stock as to dividend rights, redemption rights, liquidation preference or other rights;

(e)          the redemption or purchase of any of the capital stock of the Company, except repurchases at their original cost of employee Common Stock upon termination of employment; or

(f)          the increase or decrease in the number of members of the Board of Directors.

2.17.     Approval of the Financial Investors and the Board of Directors.    In addition to the required stockholder approvals as set forth in the Company’s Amended and Restated Certificate of Incorporation, the following actions by the Company shall require obtaining (i) the prior consent of a majority of the Board of Directors and (ii) the prior written consent of the holders of a majority of the shares of Series C Preferred Stock held by the Financial Investors as of the date of such action (which consent shall not be unreasonably withheld by the Financial Investors):

(a)        The hiring or termination of Kyeong Ho Lee, Jeong Min Kim, Suwon Kang and Joon Bae Park;

(b)         Entering into, or amending, any agreement with an aggregate value of over $150,000 in any one-month period with respect to the Company’s payment obligation(s) unless otherwise approved by Pequot; or

(c)         Any single transfer, or series of related transfers, direct or indirect, of funds greater than $150,000 in the aggregate in any one-month period from the Company to GCT Asia Pacific, Inc., GCT Research, Inc., or any other subsidiary or affiliate of the Company, or any single transfer, or series of related transfers, of funds greater than $150,000 in the aggregate from the Company to any third party outside of the United States in any one-month period; provided, that if such transfer amounts are reflected in the monthly or quarterly budget, as the case may be, approved by the Audit Committee of the Company, including the representative of the Financial Investors, in accordance with the charter of the Audit Committee, then no such consent is required.

2.18.    Audit Committee Authority.     The Company hereby covenants and agrees that the powers irrevocably granted to the Audit Committee pursuant to the unanimous written consent of the Board of Directors dated November 4, 2002 (the “November 2002 Consent”) shall not be altered or amended without the unanimous written consent of the Board of Directors. Any amendment to the charter of the Audit Committee approved by the November 2002 Consent shall require the approval of the Board of Directors and the Audit Committee (including the director elected by the Financial Investors).

2.19.     Restricted Funds/Account Management.    The provisions regarding the Restricted Funds Account and the Account Management Policy, as such terms are defined in the November 2002 Consent, shall remain in full force and effect and shall apply to funds received in connection with the sale and issuance of Series F Preferred Stock. Any amendments to the Restricted Funds Account and the Account Management Policy or the resolutions set forth in the November 2002 Consent with respect to the Restricted Funds Account and the Account Management Policy shall require the prior approval of the Audit Committee (including the director elected by the Financial Investors).

2.20.     Violation of Certain Covenants and Noncompliance with Accounting Principles.     In the event the Company, at any time before or after the Closing, provides copies of documents presenting the results of operations and financial condition for the Company, such documents are known by a member or members of the management of the Company to not be materially accurate or in material compliance with generally accepted accounting principles or the laws of the United States and the Company shall not have corrected such material inaccuracy or noncompliance within sixty (60) days of any notification of any material inaccuracy or noncompliance, the Company shall take all necessary action required to allow the holders of a majority of the Series C Preferred Stock held by the Financial Investors to designate four (4) additional members of the Board of Directors as provided for in the Voting Agreement. In the event the Company takes any action as set forth in Sections 2.16, 2.17, 2.18 and 2.19 without the required approval or consent as provided therein, the Financial Investors shall notify the Company in writing of such violation. If, following receipt of such notice, the

Company shall not have rescinded any such action item or obtained the waiver or approval of the Financial Investors within sixty (60) days, the Company shall take all necessary action required to allow the holders of a majority of the Series C Preferred Stock held by the Financial Investors to designate four (4) additional members of the Board of Directors as provided for in the Voting Agreement.

2.21.     Termination of Certain Covenants.     The obligations of the Company set forth in Section 2.1 through Section 2.19 shall terminate and be of no further force or effect upon the closing of a bona fide, firmly underwritten public offering of shares of the Company’s Common Stock pursuant to a registration statement under the Securities Act, at an offering price of at least $1.91 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) and aggregate gross proceeds to the Corporation (prior to deduction for underwriters’ discounts and expenses) of at least $25,000,000 (a “Qualified IPO”).

3.         Miscellaneous.

3.1.     Notices.     Unless otherwise provided herein, all notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid and properly addressed to the party to be notified as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties hereto, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt.

3.2.     Entire Agreement.     This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement between and among the parties with regard to the subjects hereof and thereof.

3.3.     Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.4.     Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 3.4 shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, Section 3 may be amended and the observance of such provisions may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and (ii)

Sections 2.16, 2.17, 2.18 and 2.19 may be amended and the observance of such provisions may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company. Notwithstanding anything to the contrary in this Section 3.4, in the event any amendment to, or waiver of, any term of this Agreement adversely affects the rights or obligations of a subset of the Investors in a different manner than the other Investors, such amendment or waiver shall require the written consent of a majority of the Investors so affected.

3.5.     Severability.     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.6.     Titles and Subtitles.     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.7.     Governing Law.     This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.8.     Expenses.     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.9.     Confidentiality.

(a)         The Investors agree that the Company may use their names in connection with an announcement regarding the sale of the Shares, subject to the approval of any such announcement by the applicable Investor or Investors, which approval shall not be unreasonably withheld or delayed, and to permit the Company to make other reasonable uses of the Investors’ names such as disclosure to be made at investor or analyst conferences and boilerplate disclosure that the Company may use in connection with press releases and other company announcements.

(b)         If the Company believes public disclosure of any Investor’s relationship with the Company is required by law, it shall no less than five (5) days prior to the filing of such public disclosure (including, without limitation, filing any document or material with the Commission, or any other competent regulatory authority, which contains a reference to the Investor) provide Investor with notice of and a copy of such disclosure, and revise such disclosure as reasonably requested by Investor within two (2) days following the delivery of such information to Investor, and if available, seek confidential treatment for such portions of such disclosure as may be reasonably requested by Investor.

3.10.     Further Assurances.     Each of the parties shall execute such documents and perform such further acts, including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with any governmental authority, as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement and to consummate and make effective as promptly as possible the transactions contemplated by this Agreement.

3.11.     Aggregation of Stock.     All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.12.     Other Activities of the Investors.     It is understood and accepted that the Investors and their respective affiliates have or may hereafter have interests in other business ventures that are or may be competitive with the activities of the Company and that, to the fullest extent permitted by law, nothing in this Agreement shall limit the current or future business activities of each of the Investors or any of their respective affiliates whether or not such activities are competitive with those of the Company or otherwise. Except as specifically provided by this Agreement, nothing in this Agreement or as stockholders, lenders to or other security holders of the Company and this Agreement shall not create, or be deemed or interpreted to create, any fiduciary or similar duty of any party owing to any other party or the Company.

3.13.     Additional Investors.    The parties recognize that additional counterparts of this Agreement may be executed at different times, upon the subsequent sale or other issuance of Series F Preferred Stock to additional parties (each, a “Later Investor”). Each Later Investor, upon executing a signature page to this Agreement, shall become an Investor hereunder and shall share in all the rights and obligations of the other Investors to this Agreement. All parties hereto agree to remain obligated hereunder upon the execution of this Agreement or counterpart hereof by additional Investors. All Investors need not reexecute this Agreement.

3.14.     Counterparts.     This Agreement may be executed in two or more counterparts, via facsimile or otherwise, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY GCT SEMICONDUCTOR, INC. a Delaware corporation

By:	/s/ Kyeongho Lee
Name:
Title:

[Signature Page to GCT Semiconductor, Inc.

Amended and Restated Investors’ Rights Agreement]